Exhibit 10.3
TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (this “Agreement”) is entered into as of the first date on the signature page hereto (which shall be no earlier than the Transition Date (defined below)), by and between Chipotle Mexican Grill, Inc. (the “Company”) and Roger Theodoredis (“Executive”). Executive and the Company are individually referred to herein as a “Party” and collectively as the “Parties.”
R E C I T A L S
WHEREAS, Executive has served as the Company’s Chief Legal Officer and General Counsel;
WHEREAS, effective as of January 12, 2026 (the “Transition Date”), Executive was removed from Executive’s role as the Company’s Chief Legal Officer and General Counsel and any other position Executive may hold with the Company or any of its subsidiaries or affiliates and transitioned to the role of Senior Advisor;
WHEREAS, Executive’s employment with the Company and any other position Executive may hold with the Company or any of its subsidiaries or affiliates shall terminate as of June 30, 2026 (the “Qualifying Termination Date”);
WHEREAS, the Parties now wish to document and make arrangements pertaining to the changes to the terms of Executive’s employment with the Company and subsequent termination of their employment relationship and to resolve, fully and finally, all outstanding matters between them; and
WHEREAS, Executive’s execution and non-revocation of this Agreement is a condition for receiving payments and benefits under the Chipotle Mexican Grill, Inc. Executive Officer Severance Plan (the “Plan”), as described in Section 4 of this Agreement.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth hereinafter, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
AGREEMENT
1.CHANGE IN ROLE. Effective as of the Transition Date, Executive was removed from Executive’s position as the Chief Legal Officer and General Counsel of the Company and any other position Executive held with the Company or any of its subsidiaries or affiliates and shall thereafter continue to be employed by the Company in a non-executive officer position as a Senior Advisor. While serving as a Senior Advisor, Executive shall continue to report to the Company’s Chief Executive Officer, and shall provide advice and assistance to the Chief Executive Officer and other Company executives on various aspects of the Company’s business, finance and strategy. During the period beginning on the Transition Date and continuing through the Qualifying Termination Date (the “Advisory Period”), Executive shall continue to receive payment of Executive’s base salary and shall remain eligible to participate in the Company’s health and welfare and retirement plans in accordance with the terms of such plans, but shall not, and shall cease to be eligible to, receive any awards under the Company’s 2022 Stock Incentive Plan (the “Equity Plan”) or other long-term incentive programs and shall not be eligible to receive any salary increase in 2026 or an annual bonus in respect of 2026 under the Company's annual cash incentive bonus program. During the Advisory Period, Executive shall remain eligible to vest in the portion of any outstanding Company equity award granted to Executive prior to the Transition Date that is scheduled to vest prior to the Qualifying Termination Date in accordance with the terms of the Equity Plan and applicable award agreements. During the Advisory Period, Executive shall not, except as authorized by the Chief Executive Officer of the Company, represent Executive to be associated with the Company or any of its subsidiaries or affiliates in the capacity of an officer or director. Executive shall continue to be entitled to all indemnification and liability insurance benefits provided to Executive as an employee or officer of the Company or of any of its subsidiaries or affiliates pursuant to the Company’s Amended and Restated Bylaws, the Indemnification Agreement, dated as of October 1, 2024, by and between the Company and Executive (the “Indemnification Agreement”) and applicable law. During the Advisory Period (i) the Executive shall not be required to be present at the Company’s offices but shall remain available to provide the services described in this Section 1 and (ii) notwithstanding anything herein or in the Company’s policies, the Executive shall be permitted to provide legal services (including as an employee) to third parties that are not engaged in the restaurant business; provided that such services do not create a conflict of interest with the Company or involve providing services to a competitor of the Company, and such services do not violate Sections 9 through 11 of this Agreement.
2.EXECUTIVE’S SEPARATION. Executive’s last day of employment with the Company shall be the Qualifying Termination Date. As of the Qualifying Termination Date, Executive shall be terminated from all positions with the Company and its subsidiaries then-held by Executive, including as Senior Advisor. Executive agrees to execute any reasonably requested documents necessary to effect such termination including the resignation letter set forth in Appendix A. Executive agrees that, following the Qualifying Termination Date, Executive will not represent Executive to be associated in any capacity with the Company or any of its subsidiaries or affiliates. Notwithstanding Executive’s resignation from all positions held by Executive, Executive shall continue to be entitled to all indemnification and liability insurance benefits provided to Executive as an employee or officer of the Company or of any of its subsidiaries or affiliates pursuant to the Company’s Amended and Restated Bylaws, the Indemnification Agreement, and applicable law.
3.ACCRUED COMPENSATION. The Company shall pay or provide to Executive the Accrued Compensation (as defined in the Plan) and other benefits set forth in Section 3.01(d) of the Plan in accordance with the terms of the Plan. Executive’s entitlement to the Accrued Compensation is in no way conditioned on Executive executing this Agreement. Executive acknowledges that there is no accrued or unpaid vacation payable to Executive under the Company’s unlimited paid time off policy.
4.CONSIDERATION. In consideration of the terms, representations and releases contained in this Agreement, and subject to (x) Executive timely executing and not revoking this Agreement as of the Transition Date, (y) Executive timely re-executing and not revoking this Agreement as of the Qualifying Termination Date and (z) Executive’s continued compliance with the covenants and obligations arising under or referred to in this Agreement, Executive shall receive the payments and benefits set forth below, less all applicable withholdings and deductions, at the time and in the form set forth below:
a.In satisfaction of the payments and benefits set forth in Section 3.01(a) of the Plan, cash severance in the aggregate amount of $1,895,290 (the “Severance Amount”), which represents 1.5 times the sum of (i) Executive’s base salary in effect immediately prior to the Qualifying Termination Date of $665,000 and (ii) Executive’s target annual bonus of $598,500. The Severance Amount shall be paid in substantially equal installments over a period of eighteen (18) months following the Qualifying Termination Date in accordance with the Company's regular payroll practices, commencing with the first regular payroll next following the sixtieth (60th) day after the Qualifying Termination Date (the “Payment Commencement Date”). The first payment shall include the regular installment and catch up any additional installment amounts that would have been made during the sixty (60) day period.
b.In satisfaction of the payments and benefits set forth in Section 3.01(c) of the Plan in lieu of subsidized benefits continuation under the Company’s group health plans, a lump sum payment of $22,355, equal to the employer portion of the cost of coverage premiums and expenses under all group health plans maintained by the Company in which Executive and Executive’s spouse and other dependents were participating immediately prior to the Qualifying Termination Date that would otherwise be payable
11

during the eighteen (18) month period following the Qualifying Termination Date, paid on the Payment Commencement Date.
c.In satisfaction of the payments and benefits set forth in Section 4.01 of the Plan, each outstanding Company equity award held by Executive as of the Qualifying Termination Date (“LTI Awards”) shall be treated as follows: (i) LTI Awards that vest solely with respect to continued employment (“Time-Based Awards”) shall vest and, if applicable, become exercisable on the Qualifying Termination Date in a pro-rated amount based on the portion of the vesting period prior to the Qualifying Termination Date, which is calculated as the number of days from the grant date of the applicable Time-Based Award through and including the Qualifying Termination Date divided by the total number of days in the applicable vesting period; (ii) LTI Awards that vest at least in part based on the achievement of performance-based metrics (“Performance-Based Awards”) shall remain outstanding and vest and, if applicable, become exercisable, or be forfeited, based on actual performance at the end of the applicable performance period, in a pro-rated amount based on the number of days from the first day of the performance period of the applicable Performance-Based Award through and including the Qualifying Termination Date divided by the number of days in the applicable performance period; and (iii) each outstanding option to purchase shares of the Company’s common stock or stock appreciation right that is settled in shares that is either already vested and exercisable immediately prior to the Qualifying Termination Date or that vests and becomes exercisable on the Qualifying Termination Date in accordance with this Section 4(c) shall, once vested and exercisable, continue to be exercisable and shall expire on the earlier to occur of (A) the first anniversary of the Qualifying Termination Date and (B) the expiration date of such award. Any LTI Awards that vest shall be distributed to or be exercisable by Executive in accordance with the applicable terms and conditions of the Plan and the underlying the Equity Plan and award agreements. Executive shall not be entitled to receive any other award under the Equity Plan or other long-term incentive program. Each LTI Award that is unvested on the Qualifying Termination Date and that does not vest in accordance with this Section 4(c) shall be forfeited (or, in the case of Performance-Based Awards that do not vest at the end of the applicable performance period, deemed to have been forfeited) as of the Qualifying Termination Date. A summary of the treatment of Executive’s LTI Awards has been provided to Executive prior to Executive’s execution of this Agreement.
Notwithstanding Section 3.01(b) of the Plan, Executive shall not be entitled to receive a lump sum amount equal to the pro-rated portion of Executive’s annual bonus under the Company’s annual cash incentive program in respect of the year in which the Qualifying Termination Date occurs (the “Pro-Rated Bonus”). By signing this Agreement, in exchange for the consideration described in this Section 4 and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive irrevocably surrenders, waives and releases all rights and entitlements, and releases the Company and any other Company Released Parties (as defined below) from all obligations, in respect of the Pro-Rated Bonus; and Executive confirms he has no claim whatsoever against the Company or any other Company Released Parties in respect of the Pro-Rated Bonus, under the Plan or otherwise.
For the avoidance of doubt, Executive shall remain entitled to receive his annual bonus earned under the Company’s annual cash incentive program in respect of 2025, which is expected to be paid on or before February 28, 2026.
Any amounts with respect to which Executive has made a deferral election under the Chipotle Mexican Grill, Inc. Supplemental Deferred Investment Plan (the “Deferred Investment Plan”) will be treated in accordance with the terms of such plan.
Executive acknowledges and agrees that under the terms of this Agreement, Executive is receiving consideration beyond that to which Executive would otherwise be entitled upon a termination of employment for any reason or no reason and which, but for the mutual covenants set forth herein and therein, the Company would not otherwise be obligated to provide.
11

5.RELEASE AND WAIVER.
a.In exchange for the consideration described in Section 4 above, Executive, on Executive’s own behalf and on behalf of Executive’s respective heirs, family members, representatives, executors, agents, and assigns, hereby forever waives, releases and discharges the Company and its past, present and future parents, subsidiaries, affiliates, successors, and assigns, as well as each of its and their respective past, present and future officers, directors, employees, agents, investors, attorneys, members, equityholders, partners, joint venturers, administrators, affiliates, benefit plans, plan administrators, insurers and trustees (collectively, the “Company Released Parties”) from and against any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages, fees, expenses and liabilities, known or unknown, suspected or unsuspected, that Executive had, now has, or may hereafter claim to have against the Company Released Parties arising out of or relating in any way to Executive’s employment with, or separation from, the Company or any of its affiliates, or otherwise relating to any of the Company Released Parties from the beginning of time to the date Executive signs this Agreement (collectively, “Claims”). The Executive’s release of Claims specifically extends to, without limitation, any and all Claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, discrimination, harassment, retaliation, failure to accommodate, loss of future earnings, any claims with respect to the Pro-Rated Bonus, and any claims under any applicable state, federal, or local statutes, ordinances, and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Fair Labor Standards Act, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Worker Adjustment and Retraining Notification Act, as amended, Section 806 of the Sarbanes-Oxley Act, the Dodd-Frank Act, the Family and Medical Leave Act, as amended, and the California Family Rights Act, as amended, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Workers Benefit Protection Act, as amended (the “OWBPA”), the California Labor Code and Wage Orders, the California Family Rights Act, as amended, the California Fair Employment and Housing Act, as amended, California Business & Professions Code Section 17200, and the California Constitution, each as amended and including their implementing regulations, as well as any and all Claims for attorneys’ fees; provided, however, that the Executive’s release of Claims does not waive, release or otherwise discharge (i) any claim or cause of action arising from a breach by the Company of this Agreement, (ii) any claim relating to directors’ and officers’ liability insurance coverage or any right of indemnification under the Company’s organizational documents, the Indemnification Agreement, or otherwise, (iii) any rights Executive has to vested benefits under the Deferred Investment Plan and the Chipotle Mexican Grill, Inc. 401(k) Plan or (iv) any claim that cannot legally be waived.
b.For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive may have and which Executive does not now know or suspect to exist in Executive’s favor against the Company Released Parties and this Agreement extinguishes those claims. Accordingly, Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California (“Section 1542”) and any similar statute or regulation in any other applicable jurisdiction. Section 1542 states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
c.This Agreement shall not prevent Executive from filing a charge with the Equal Employment Opportunity Commission (or similar state or local agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state or local agency); provided, however, that Executive acknowledges and agrees that any claims by Executive for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) hereby are barred. For the avoidance of doubt, this Agreement shall not in any manner prevent Executive from filing a charge or claim with the Securities and Exchange Commission (“SEC”) and Executive’s ability to seek or
11

receive an SEC whistleblower award as provided under Section 21F of the Securities Exchange Act of 1934 for information provided to the SEC concerning suspected violations of law.
6.TAX MATTERS; CODE SECTION 409A COMPLIANCE. The Company shall have the right to withhold from any amount payable hereunder any Federal, state and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation and other applicable payroll deductions. This Agreement as well as payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and, accordingly, to the maximum extent permitted, the Release shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A until Executive has incurred a “separation from service” from the Company within the meaning of Section 409A. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid an accelerated or additional tax under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six (6)-month period immediately following Executive’s separation from service shall instead be paid on the first business day after the date that is six (6) months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A, amounts reimbursable to Executive shall be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Executive shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A. Executive further agrees that: (i) Executive shall be solely responsible for all federal, state, and/or local tax liability, if any, arising from payment of the Severance Amount and other benefits provided for herein (the “Separation Benefits”), including any interest or penalties associated with tax liability, and Executive will not look to or seek from the Company compensation for any such tax liability or related costs; (ii) no tax advice has been provided to Executive whatsoever by the Company or its attorneys; and (iii) should any taxing authority seek to recover from the Company any taxes, interest or penalties deemed to be due as a result of the Separation Benefits, Executive shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all such claims for taxes, interest or penalties.
7.REPRESENTATIONS. Executive and the Company make the following representations, each of which is an important consideration to the other Party’s willingness to enter into this Agreement:
a.Executive acknowledges that the Company is not entering into this Agreement because it believes that Executive has any cognizable legal Claim against the Company Released Parties and that by entering into this Agreement neither Party admits any liability or wrongdoing of any kind. If Executive elects not to sign this Agreement, the fact that this Agreement was offered will not be understood as an indication that the Company Released Parties believed Executive was treated unlawfully in any respect.
b.As of the Qualifying Termination Date, Executive shall have delivered to the Company, and shall not keep in Executive’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information (as defined below), as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with Executive’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns. If Executive has used any personal cellular phone, tablet, personal or laptop computer or other electronic device, email or storage account or system to conduct work for or on behalf of the
11

Company, Executive agrees to provide reasonable access to the Company to ensure that all Confidential Information and other materials belonging to the Company have been removed.
c.Executive has complied and shall continue to comply with the restrictive covenants set forth in this Agreement and all restrictive covenant agreements between Executive and the Company, which shall be incorporated by reference into this Agreement.
d.Executive has not made any claims or allegations to the Company related to sexual assault or abuse, sexual harassment, or sex discrimination, and none of the payments set forth in this Agreement are related to sexual abuse, sexual harassment or sex discrimination.
e.Executive has not engaged in any violation of the Company’s Code of Ethics or policies under the Company’s Employee Handbook (collectively, “C and E Policies”) or unlawful conduct relating to the business of the Company, and is not aware of any violations of C and E Policies or unlawful conduct relating to the business of the Company that you have not previously reported.
f.Executive and the Company each represent and warrant to the other that each has the capacity and authority to enter into this Agreement and to be bound by its terms.
g.Executive was represented by independent legal counsel in connection with Executive’s consideration of this Agreement.
8.COOPERATION. Subject to Sections 5(c) and 11(d) of this Agreement, Executive agrees that Executive will cooperate with the Company, including executing documents and providing requested information, as may reasonably be required to give effect to the provisions of this Agreement or for the Company to comply with applicable laws. Executive further agrees that, subject to Executive’s rights under Sections 5(c) and 11(d) of this Agreement and applicable law, Executive will cooperate with the Company concerning reasonable requests for information about the business of the Company or any of its affiliates or Executive’s involvement and participation therein; the transition of duties to others within the Company; the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates which relate to events or occurrences that transpired while Executive was employed by the Company, and in connection with any audit, investigation or review by any federal, state, or local regulatory, quasi-regulatory or self-governing authority, or any internal investigation, relating to such events or occurrences, other than any such charges or claims brought by or on behalf of Executive against the Company or any of its affiliates; provided, however, that the nothing in this Section 8 is intended to restrict or limit Executive from exercising his or her protected rights arising under Sections 5(c) and 11(d) or applicable law, or restrict or limit Executive from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. Without limiting the foregoing, Executive’s cooperation shall include, but not be limited to, being reasonably available to meet and speak with officers and employees of the Company, its affiliates and/or its counsel at reasonable times and locations, executing accurate and truthful documents including declarations, testifying in connection with any and all legal proceedings at the request of the Company and without the need for a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. The Parties shall cooperate in good faith to schedule any meetings or discussions pursuant to this Section 8 so as not to conflict with Executive’s other obligations. Following the Qualifying Termination Date, Executive shall be paid $450/hour for each hour of service provided under this Section 8.
9.NON-DISPARAGEMENT. Subject to Section 11(d), Executive agrees not to engage in any form of conduct or make any public or private statements or representations that disparage or otherwise impair the reputation, goodwill or commercial interest (“Disparaging Conduct”) of the Company, its respective past, present, and future subsidiaries or affiliates, or any of their respective directors, officers, employees, shareholders, or representatives (collectively, “Chipotle Covered Entity”); disrupts or impairs any operations of any Chipotle Covered Entity; harms any Chipotle Covered Entity’s reputation with customers, suppliers, shareholders, or the public; or interferes with any Chipotle Covered Entity’s contractual relationships. Subject to Section 11(d), the Company shall instruct its directors and officers not to engage in Disparaging Conduct against the Executive.
11

10.NON-SOLICITATION. Executive agrees that during Executive’s employment with the Company, including during the Advisory Period, and for a period of twelve (12) months immediately following the Qualifying Termination Date, Executive shall not, directly or indirectly, for Executive or on behalf of any third party (other than the Company and its subsidiaries) solicit, induce, recruit or encourage any of the employees of the Company or any of its subsidiaries (i) who reported directly to Executive, (ii) who reported directly to one of Executive’s direct reports or (iii) with whom Executive worked on substantive projects during the twelve (12) months immediately preceding the Qualifying Termination Date, to leave their employment with the Company or any of its subsidiaries, or to join any competitor to the Company or any of its subsidiaries; provided that the prohibitions against solicitation of employees in this Section 10 shall not be deemed to include generalized searches for employees through media advertisements of general circulation, employment search firms or open job fairs.
11.CONFIDENTIAL INFORMATION.
a.Executive acknowledges that the business(es) of the Company and its subsidiaries are highly competitive and that, during the period of Executive’s employment with the Company, the Company provided Executive with access to Confidential Information, as defined below, relating to the business of the Company. Executive further acknowledges that Confidential Information has been developed at considerable time, expense and effort by or on behalf of Company, is unique and constitutes valuable property of the Company, and that the Confidential Information provides the Company with a very valuable competitive advantage. Executive further acknowledges that Executive was provided with access to Confidential Information at the outset of Executive’s employment with Company, during the term of Executive’s employment at Company, and that Executive has continuing knowledge of such Confidential Information.
b.The term “Confidential Information” as used herein means and includes any and all data or information and documentation relating to the Company’s business that is not generally known to the public or readily obtainable from outside sources. Confidential Information includes, by way of example and without limitation, the following: financial information, including, but not limited to, earnings, assets, debts, prices, cost information, budgets, sales and profit projections or other financial data; marketing information, including, but not limited to, details about ongoing or proposed marketing strategies, marketing forecasts, or information about impending transactions; product information, including, but not limited to, development plans, product designs, product costs and pricing policies; information regarding actual or potential customers; employee information, compensation strategy and information and recruiting plans; diversity statistics and strategy; pay equity information, analysis and plans; employment law compliance, collective bargaining activities and strategies and investigations of employee misconduct; executive compensation plans, strategy and analyses; and Board of Directors and Compensation Committee deliberations and discussions. Executive acknowledges that such information is confidential whether or not such information is labeled as such by the Company. Confidential Information does not include any of the foregoing items that has become publicly known and made generally available through no wrongful act of Executive or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.
c.Subject to Section 11(d), commencing on the Transition Date and at all times thereafter, except as authorized in writing by the Company, Executive agrees that Executive shall not directly or indirectly use, divulge, furnish or make accessible to any person or entity any Confidential Information for as long as such information remains non-public, but instead shall keep all Confidential Information strictly and absolutely confidential. Executive shall also comply with the terms of any confidentiality agreement between the Company and Executive.
d.Notwithstanding the foregoing, nothing in this Agreement (including, but not limited to, Sections 8, 9, 11 and 12 of this Agreement) is intended or shall prevent, impede or interfere with Executive’s non-waivable rights, without prior notice to the Company, or the rights of any of the Company's directors and officers, without prior notice to Executive, to (i) voluntarily communicate with or provide information or documents to, initiate a charge or claim with, testify before, comply with a subpoena from, or assist or otherwise participate in any manner with an investigation or proceeding conducted by, any government agency, legislative body, or self-regulatory organization, including making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934, as amended, or Section 806 of the
11

Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, (ii) disclose any information (including, without limitation, information of a confidential or proprietary nature) to a court or other administrative or legislative body in response to a subpoena, court order or written request; provided that, with respect to any such disclosure by Executive, Executive first promptly notifies (to the extent legally permissible) the Company and, with respect to any subpoena, court order or written request on behalf of any non-governmental person, uses commercially reasonable efforts to cooperate with any effort by the Company to seek to challenge the subpoena, court order or written request on behalf of any non-governmental person or obtain a protective order limiting its disclosure, or other appropriate remedy, participate in investigations, respond to a subpoena, court order or written request, or testify in proceedings regarding the Company’s past or future conduct, or engage in any future activities protected under federal, state or local law, including whistleblower statutes, (iii) recover a whistleblower award as provided under Section 21F of the Securities and Exchange Act of 1934, or (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful. Further, pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company that (I) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (II) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order. While Executive is encouraged to bring any such possible violation to the attention of the Company, Executive does not need the prior authorization of the Company to make any such reports or disclosures to these entities.
12.REMEDIES. If Executive breaches this Agreement or materially fails to comply with or otherwise materially breaches any of the promises, representations or releases in this Agreement, in addition to all other legal and equitable remedies available to the Company in the event of a breach, (a) Executive will be responsible for payment of all reasonable attorneys’ fees and costs that the Company incurred in the course of enforcing the terms of this Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts, provided that the Company is successful in enforcing any part of this Agreement or in demonstrating a breach of any part of this Agreement in any such action, and (b) the Company may immediately stop any payments or benefits otherwise owing to Executive under this Agreement and may seek additional relief or remedy as provided under applicable law. Any such cessation of payments or benefits shall not limit, restrict or otherwise affect Executive’s release of Claims or any other obligations of Executive set forth in this Agreement, or Executive’s continuing obligations under any restrictive covenants agreement with the Company.
13.REASONABLENESS OF RESTRICTIONS. Executive acknowledges: (a) that the scope and duration of the restrictions on Executive’s activities under Sections 9 through 11 of this Agreement are reasonable and necessary to protect the legitimate business interests of the Company; (b) that the Company provided Executive with access to Confidential Information and specialized training at the outset of Executive’s employment with Company, and during the course of Executive’s employment with the Company; (c) that Executive will be reasonably able to earn a living without violating the terms of this Agreement; and (d) the restrictions in this Agreement, along with the release provisions in Sections 4, 5 and 22 served as a material inducement to the Company to agree to the consideration provisions contained in Section 4 of this Agreement.
14.GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of California, and the Parties waive the application of conflicts of laws provisions or principles of any state or jurisdiction.
15.SEVERABILITY. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
11

16.SUCCESSORS AND ASSIGNS. Executive agrees that this Agreement shall be binding upon, and pass to the benefit of, the successors and assigns of the Company. Any payments and benefits due to the Executive hereunder shall be payable to his estate or representative in the event of his death or disability.
17.AMENDMENTS. This Agreement may not be amended or modified other than by a written instrument signed by an authorized representative of the Company and Executive.
18.DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.
19.COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Facsimile, electronic and .pdf signatures will suffice as original signatures.
20.THIRD PARTY BENEFICIARIES. Each Company Released Party is intended to be a third-party beneficiary of this Agreement, and this Agreement may be enforced by each such Company Released Party in accordance with the terms hereof in respect of the rights granted to such Company Released Party hereunder.
21.ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding of the Parties relating to the subject matter hereof and, except for the agreements referenced herein or as otherwise provided herein, supersedes all prior discussions, agreements and understandings of every kind and nature between the Parties hereto and neither of the Parties shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may only be amended or modified in a writing signed by Executive and an authorized representative of the Company.
22.KNOWING AND VOLUNTARY ACKNOWLEDGMENT; SPECIFIC RELEASE OF ADEA CLAIMS. Executive specifically agrees and acknowledges that:
a.Executive has read this Agreement in its entirety and understands all of its terms;
b.Executive has been advised to consult with an attorney before executing this Agreement, and has consulted with such counsel as Executive believed was necessary before signing this Agreement;
c.Executive knowingly, freely, and voluntarily assents to all of this Agreement’s terms and conditions including, without limitation, the waiver, release, and covenants;
d.Executive is signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which Executive is otherwise entitled;
e.Executive is not waiving or releasing rights or claims that may arise after the Executive signs this Agreement; and
f.Executive understands that the waiver and release in this Agreement is being requested in connection with Executive’s separation of employment from the Company;
g.Executive shall sign and date this Agreement promptly after receipt, but in no event prior to the Transition Date, in the spaces provided on the signature page hereto and, following the Transition Date, shall re-execute and return this Agreement to the Company no earlier than the Qualifying Termination Date; and
h.if Executive fails to execute or re-execute this Agreement or revokes this Agreement in accordance with this Section 22, this Agreement shall be void in its entirety and Executive shall have no right to receive the consideration set forth in Section 4 of this Agreement.
11

Executive understands and acknowledges that Executive is waiving and releasing claims under the ADEA, as amended, and its implementing regulations, and Executive has been informed and understands and agrees that Executive has twenty-one (21) calendar days after receipt of this Agreement (the “Review Period”) to consider whether to sign it and that any changes to this Agreement do not restart the running of the Review Period. Executive has been informed and understands and agrees that Executive may revoke this Agreement at any time during the seven (7) calendar days after this Agreement is signed and returned to the Company (the “Revocation Period”), in which case none of the provisions of the Executive’s release of Claims will have any effect. Executive acknowledges and agrees that if Executive wishes to revoke the Executive’s release of Claims, Executive must do so in writing, and such revocation must be signed by Executive and received by the Chief Legal and Human Resources Officer of the Company no later than the seventh (7th) day after Executive has signed and returned this Agreement. Executive acknowledges and agrees that, in the event Executive either fails to sign within the Review Period or revokes this Agreement during the Revocation Period, Executive shall have no right to receive the consideration set forth in Section 4 of this Agreement. This Agreement, and the Executive’s release of Claims, shall be effective upon the eighth (8th) calendar day following the date that Executive executes this Agreement (and the Executive’s re-execution of the Agreement shall be effective upon the eighth (8th) calendar day following the date that Executive re-executes this Agreement); provided that Executive does not revoke or attempt to revoke Executive’s acceptance of this Agreement prior to such date in accordance with the provisions herein.
(SIGNATURE PAGE FOLLOWS)
11

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the first date set forth below (which shall be no earlier than the Transition Date).

CHIPOTLE MEXICAN GRILL, INC.	ROGER THEODOREDIS

/s/ Ilene Eskenazi____________________	/s/ Roger Theodoredis_____________
By: Ilene Eskenazi
Its: Chief Legal and Human Resources Officer Date: January 30, 2026	Date: January 30, 2026

Signature Page to Transition Agreement

IN WITNESS WHEREOF, the Parties have re-executed this Agreement as of the first date set forth below (which shall be no earlier than the Qualifying Termination Date).

CHIPOTLE MEXICAN GRILL, INC.	ROGER THEODOREDIS

By:
Its: Date:	Date:

Signature Page to Transition Agreement

APPENDIX A
January 30, 2026
Chipotle Mexican Grill, Inc.
610 Newport Center Drive
Suite 1400
Newport Beach, CA 92660

To Whom it may Concern:

I hereby irrevocably resign, effective as of June 30, 2026, from all positions and offices I hold with the Company or any of its subsidiaries or affiliates, including as Senior Advisor.

Very truly yours,

Roger Theodoredis